Exhibit 99.1

International Electronics, Inc.

News Release

Contacts:

John Waldstein

President

781-821-5566 ext. 114

International Electronics, Inc. Acknowledges Unsolicited Tender Offer

Commenced by RISCO Ltd.

CANTON, MA—March 7, 2007—International Electronics, Inc. (IEI) (OTCBB: IEIB.OB), a leading manufacturer of electronic access control solutions, confirmed today that RISCO Ltd. has commenced an unsolicited cash tender offer to acquire all of the outstanding shares of IEI’s common stock not already held by RISCO or its affiliates for $3.50 per share.

RISCO’s tender offer is being assessed by the board of directors of IEI.

On or before March 16, 2007, IEI intends to file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 stating whether the IEI board recommends acceptance or rejection of RISCO’s unsolicited tender offer, expresses no opinion and remains neutral toward the tender offer, or is unable to take a position with respect to the tender offer, as well as setting forth the board's reasons for its position with respect to the tender offer.

IEI shareholders are urged to defer making any determination with respect to the tender offer until they have been advised of the board's position with respect to the tender offer.

About International Electronics, Inc.

International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications. IEI's products include its Door-Gard(TM) and Secured Series(TM) access control lines, its LS line of integrated battery operated door locks, its eMerge(TM) browser-managed access and security management products and its line of PowerKey(TM) industrial access control and fleet management products. IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey(TM) products directly to material handling equipment users worldwide. For more information about IEI visit www.ieib.com.